Exhibit 10.1

Exhibit Version

May 30, 2021

James C. Ryan, III
At the address on file with the Corporation

Dear James:

Reference is made to the Agreement and Plan of Merger, dated as of May 30, 2021, between Old National Bancorp (the “Corporation”) and First Midwest Bancorp, Inc. (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) and your Employment Agreement, dated as of March 10, 2021, by and between you and the Corporation (your “Employment Agreement”). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement, except as otherwise noted.

As you are aware, the Merger Agreement contemplates that, as of the Closing Date, you will no longer serve as Chairman of the Board of Directors of the Corporation (the “Board”) but will serve as a director and Chief Executive Officer of the Surviving Corporation.

This letter agreement confirms to you, and you agree that your Employment Agreement shall be amended as follows:

Severance Compensation. In the event of a termination of employment without Cause (as defined in your Employment Agreement) or resignation for Good Reason (as defined in your Employment Agreement, but subject to the section entitled “Waiver of Good Reason” below) after the Closing Date, you will be eligible for severance under Section 7 and 8 of your Employment Agreement.

Integration Award. You will be granted a Performance Share award of 296,063 shares of Company Common Stock (the “Integration Award”).  The Integration Award shall be granted under the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan, as amended (the “Plan”), and shall be evidenced by a separate award agreement.  The Integration Award shall vest twenty-four (24) months following the Closing Date (the “Performance Period”), subject to the achievement of $109 million in estimated cost savings from the Merger (“Integration Performance Target”) during the Performance Period, as set forth in Model of Cost Saves presented to the Committee (as defined in the Plan). The Integration Award will be paid based upon approval by the Committee of the percentage of achievement of the Integration Performance Target during the Performance Period, with fifty percent (50%) of the Performance Shares underlying the Integration Award being payable upon achievement during the Performance Period of cost savings equal to a minimum seventy-five percent (75%) of the Integration Performance Target. The remaining Performance Shares underlying the Integration Award shall be payable upon achievement of cost savings during the Performance Period between seventy-five percent (75%) of the Integration Performance Target and one hundred percent (100%) or more of the Integration Performance Target.  The Performance Shares payable for achievement of the Integration Performance Target between seventy-five percent (75%) and one hundred percent (100%) of the Integration Performance Target shall be determined on a prorated, straight-line basis for achievement of results falling between the seventy-five percent (75%) and one hundred percent (100%) thresholds (e.g., if 70% of the Integration Performance Target is achieved, no Performance Shares shall be payable; if 90% of the Integration Performance Target is achieved, 80% of the Performance Shares underlying the Integration Award shall be payable; and if 100% or more of the Integration Performance Target is achieved, 100% of the Performance Shares underlying the Integration Award shall be payable).  If the Committee determines that the Integration Performance Target has been achieved prior to the end of the Performance Period, then it may accelerate the vesting and payment of the Integration Award, but not to a date that is earlier than the one-year minimum vesting period provided in the Plan. Any unpaid portion of your Integration Award will be paid to you in a lump sum in full, if prior to the end of the Performance Period, there is (1) an early termination of service by the Corporation other than for Unacceptable Performance or Cause (as defined in your Employment Agreement) or (2) a resignation by you for Good Reason (as defined in your Employment Agreement, but subject to the section entitled “Waiver of Good Reason” below).

Outstanding Equity Awards. Your Corporation equity awards will continue to be outstanding equity awards of the Surviving Corporation and will vest in accordance with their respective terms; provided, however, that performance criteria on all performance-vested awards shall be deemed satisfied at Closing at the better of Target or actual performance.  Upon (1) early termination of service by the Corporation or the Surviving Corporation other than for Unacceptable Performance or Cause (as defined in your Employment Agreement) or (2) a resignation by you for Good Reason (as defined in your Employment Agreement, but subject to the section entitled “Waiver of Good Reason” below), any of your unvested equity awards of the Corporation that were outstanding on the Closing Date will accelerate and vest in full.

Waiver. You acknowledge and agree that your removal from the role of director of Chairman of the Board at the Closing Date will not constitute Good Reason under your Employment Agreement so long as you are re-elected as Chairman of the Board on the second annual anniversary of the Closing Date. You hereby waive any right to claim that the Mergers contemplated by the Merger Agreement constitute a Change in Control under your Employment Agreement.

Miscellaneous. Except as set forth above, the terms of your Employment Agreement remain in full force and effect. Section headings herein are for reference purposes only and shall not affect the interpretation of the provisions hereof. If the Integration Performance Target described herein is not achieved, the Committee shall not grant a replacement award.

The effectiveness of this letter agreement shall be conditioned upon the Closing. In the event that the Merger Agreement terminates prior to Closing, this letter agreement shall be void ab initio.

[Signature Pages Follow]

Sincerely,
OLD NATIONAL BANCORP

/s/ Kendra Vanzo
By: Kendra Vanzo
Title: Chief Administrative Officer, SEVP

AGREED AND ACCEPTED:
EXECUTIVE

/s/ James C. Ryan III
James C. Ryan III

[Signature Page to Letter Agreement]